Filed Pursuant to Rule 424(b)(5)
Registration No. 333-125917

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated July 28, 2005

PROSPECTUS SUPPLEMENT

(To prospectus dated July 19, 2005)

6,500,000 Shares

Common Stock

We are offering 6,500,000 shares of our common stock.

Our common stock is listed on The Nasdaq National Market under the symbol “ZGEN.” The last reported sale price of our common stock on The Nasdaq National Market on July 26, 2005, was $19.51 per share.

Investing in our common stock involves risks. See “ Risk Factors” on page S-7 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to ZymoGenetics	$	$

The underwriters may also purchase up to an additional 975,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover any overallotments. If the overallotment option is exercised in full, we will receive additional proceeds, before expenses, of $                    .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about August         , 2005.

Merrill Lynch & Co.

Pacific Growth Equities, LLC

Bear, Stearns & Co. Inc.

Piper Jaffray

The date of this prospectus supplement is                                 , 2005.

Prospectus Supplement

i

You should rely only on the information contained in this prospectus supplement or contained in or incorporated by reference in the accompanying prospectus to which we have referred you. We have not authorized anyone to provide you with information that is different. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in the prospectus.

We are offering to sell, and are seeking offers to buy, the common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “ZymoGenetics,” “we,” “us” and “our” refer to ZymoGenetics, Inc. In addition, references to “Novo Nordisk” include references to Novo A/S, Novo Nordisk A/S, Novo Nordisk, Inc., Novo Nordisk of North America, Inc., Novo Nordisk Pharmaceuticals, Inc., Novo Nordisk Biotech Holdings, Inc., Novo Industri A/S, Novozymes A/S and Novo Nordisk A/S, Enzymes Business.

“ZYMOGENETICS” is a registered trademark of ZymoGenetics. This prospectus supplement also includes trademarks, trade names and service marks of other companies. Use by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, these other parties.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” and the financial statements incorporated by reference in this prospectus supplement, before making an investment decision. This prospectus supplement may add to, update or change information in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement will apply and supersede that information in the accompanying prospectus. Except where we state otherwise, the information we present in this prospectus supplement assumes no exercise of the underwriters’ overallotment option.

Overview

Our company is focused on the discovery, development and commercialization of therapeutic proteins for the treatment of human disease. We have a growing pipeline of potential products that we expect to develop on our own or in collaboration with partners. Our most advanced internal product candidate is recombinant human thrombin (rhThrombin). It is a recombinant version of a blood-clotting protein that is currently marketed as a stand-alone product in a form derived from bovine (cow) plasma. Our intent is to provide an attractive, and potentially safer, alternative to the currently marketed version, building on our established expertise in recombinant protein production methods. rhThrombin is a topical hemostatic agent intended for the control of moderate bleeding during surgical procedures. We have retained worldwide rights to rhThrombin. In early 2005, we successfully completed Phase 2 clinical trials of rhThrombin in four surgical indications and plan to begin a Phase 3 trial in the second half of 2005.

Our bioinformatics efforts, in combination with our biology expertise, have yielded numerous novel proteins with potential medical relevance. Our most advanced bioinformatics-derived product candidates are TACI-Ig and interleukin-21 (IL-21). TACI-Ig is a soluble receptor with potential applications for the treatment of autoimmune diseases and cancer. It is being developed in collaboration with Serono S.A., a leading global biotechnology company. IL-21 is a protein with potential applications for the treatment of cancer, which we are developing in North America, and which Novo Nordisk A/S is concurrently developing in the rest of the world. We began Phase 1b clinical trials of TACI-Ig in patients with systemic lupus erythematosus (SLE) and rheumatoid arthritis (RA) in the middle of 2004. We also initiated Phase 1b clinical trials of TACI-Ig in multiple myeloma in late 2004 and non-Hodgkin’s lymphoma in early 2005. For IL-21, we began a Phase 1 clinical trial in June 2004 in the United States, while Novo Nordisk began their Phase 1 clinical trial in September 2004 in Australia. We have established a clinical data sharing agreement with Novo Nordisk with respect to IL-21.

Our Internal Product Candidates

We are developing several product candidates to treat a variety of serious diseases and medical conditions. We intend to develop and commercialize these product candidates on our own or in collaboration with other biotechnology or pharmaceutical companies.

rhThrombin

Thrombin, a key enzyme involved in blood coagulation, is used clinically in surgical settings as a topical hemostat to stop bleeding. Currently, the only stand-alone thrombin product available in the United States is derived from bovine plasma. The presence of impurities, especially bovine Factor V, in commercial thrombin preparations has been shown in certain cases to lead to the formation of antibodies that cross-react with human coagulation factors, a finding that has raised safety concerns about the bovine product and led to the inclusion of a black box warning on the product labeling. We are developing rhThrombin as an alternative to bovine thrombin and, at the end of 2003, initiated clinical development with rhThrombin to evaluate it as a stand-alone topical hemostat. In late 2004, we completed enrollment in Phase 2 clinical trials for rhThrombin in four surgical indications: spinal surgery, hepatic resection, peripheral bypass surgery and AV graft formation for dialysis access. In February 2005, we announced summary results of these studies. Both the primary endpoint of safety and secondary endpoints of evaluating immunogenicity and developing point estimates of time to hemostasis were met. We intend to initiate a Phase 3 pivotal study in multiple surgical indications in the second half of 2005 following discussions with the FDA. We intend to obtain a Special Protocol Assessment before initiating this study.

TACI-Ig

TACI is a cell-surface receptor found on B lymphocytes, the cells in the blood and lymphoid tissues responsible for producing antibodies. TACI has been shown to bind to BLyS and APRIL, two specific members of the TNF family of proteins that stimulate B-cell growth and the production of autoantibodies. Over-production of BLyS correlates with the onset and severity of autoimmune disease in animal models, and elevated levels of BLyS and APRIL have been observed in the blood of individuals with autoimmune disease. In addition, BLyS and APRIL heterotrimers have been found in the blood of patients with SLE and other autoimmune diseases. These observations suggest that an inhibitor of BLyS, APRIL and BLyS and APRIL heterotrimers may have therapeutic value. Our product candidate TACI-Ig is a soluble fusion protein that links the extracellular part of the TACI receptor to the Fc portion of human immunoglobulin (Ig). The aim of treatment with TACI-Ig is to neutralize the overactivity of BLyS, APRIL and BLyS and APRIL heterotrimers to prevent the activation of B cells and thus the production of harmful autoantibodies. This fusion protein is being developed as a therapy for autoimmune diseases such as SLE and RA. We entered into a collaboration with Serono for the co-development of TACI-Ig and have clinical studies underway for its use in the treatment of SLE and RA, as well as for B-cell malignancies, where BLyS and APRIL appear to act as survival factors for malignant B cells.

IL-21

IL-21 is a novel member of the 4 helical bundle cytokine family, a protein family well validated as having therapeutic potential. IL-21 has potent biological activity in regulating key classes of immune cells, including cytotoxic T cells and natural killer cells. These cell types play key roles in surveillance of the body to eliminate malignant and infected cells. Based upon the ability of IL-21 to inhibit tumor growth in a number of animal models, we are initially developing IL-21 for the treatment of cancer, initially in metastatic melanoma and renal cell carcinoma. We have retained the commercialization rights for IL-21 in North America and have licensed the commercialization rights outside North America to Novo Nordisk A/S. We initiated clinical development of IL-21 in 2004. We are also exploring additional uses for IL-21 in combination with monoclonal antibodies, particularly those like Rituxan®, a cancer drug marketed by Biogen Idec Inc. and Genentech, Inc. that functions via antibody-dependent cellular cytotoxicity, a process enhanced by IL-21.

Products and Product Pipeline

Our track record in the field of therapeutic proteins includes contributions to the discovery or development of five recombinant protein products currently being marketed by Novo Nordisk or other companies. Our current focus is the development of a pipeline of internal product candidates. We also have out-licensed several product candidates outside our areas of interest. The following table summarizes our product candidates for internal development or co-development, as well as out-licensed product candidates and marketed products.

Product/ Product Candidate	Indication or Intended Use	Stage of Development	Development/Commercialization Rights
rhThrombin	General surgical hemostat Line extensions	Phase 2 completed Preclinical	Internal development
TACI-Ig	Systemic lupus erythematosus Rheumatoid arthritis Multiple myeloma Non-Hodgkin’s lymphoma/ chronic lymphocytic leukemia Multiple sclerosis	Phase 1 Phase 1 Phase 1 Phase 1 Research	Co-development with Serono in North America; Serono development outside North America
IL-21	Metastatic melanoma/ metastatic renal cell carcinoma Combination with anti-cancer monoclonal antibodies	Phase 1 Preclinical	Internal development in North America; Novo Nordisk development outside North America
IL-29	Hepatitis C virus infection Cancer	Preclinical Research	Internal development in North America; Novo Nordisk development outside North America
IL-31	Inflammatory diseases	Research	Co-development with Serono in U.S.; Novo Nordisk development outside North America
Platelet-derived Growth Factor	Periodontal disease Orthopedic fracture and other bone defects	Pre-approval Preclinical	Out-licensed to BioMimetic Pharmaceuticals, Inc.
Alpha 1-antitrypsin	Hereditary emphysema Other respiratory diseases	Phase 2 Preclinical	Out-licensed to Arriva Pharmaceuticals, Inc.
IL-20	Psoriasis	Preclinical	Out-licensed to Novo Nordisk
rFactor XIII	Congenital Factor XIII deficiency Cardiac surgery Cancer treatment	Phase 1 completed Preclinical Preclinical	Out-licensed to Novo Nordisk
FGF-18	Cartilage repair	Preclinical	Out-licensed to Serono
IL-22 receptor	Psoriasis	Preclinical	Out-licensed to Serono
Novolin® and NovoRapid® (Insulin)	Diabetes	Marketed	Out-licensed to Novo Nordisk
NovoSeven® (Factor VIIa)	Hemophilia	Marketed	Out-licensed to Novo Nordisk
Regranex® (Platelet-derived Growth Factor)	Wound healing	Marketed	Out-licensed to Johnson & Johnson
GlucaGen® (Glucagon)	Hypoglycemia; gastrointestinal motility inhibition	Marketed	Out-licensed to Novo Nordisk
Cleactor™ (tPA Analog)	Myocardial infarction	Marketed	Out-licensed to Eisai Co., Ltd.

In the table above, pre-approval refers to the stage in which a license application has been filed with regulatory agencies and awaits regulatory approval. Phase 1 refers to clinical trials designed primarily to determine safety and pharmacokinetics in human beings. Phase 2 refers to clinical trials in a limited patient population to evaluate preliminary efficacy, dosing and side effects. Preclinical refers to the stage in which safety, pharmacology and proof of efficacy in non-human animal models of specific human disease are evaluated. Research refers to the stage in which analysis of therapeutic potential using a variety of laboratory methods is conducted.

Corporate Information

We were incorporated in the state of Washington on June 22, 1981. Our principal executive offices are located at 1201 Eastlake Avenue East, Seattle, WA 98102. Our telephone number is (206) 442-6600. Our website is www.zymogenetics.com. Information contained on our website does not constitute a part of this prospectus supplement.

The Offering

Common stock offered by ZymoGenetics	6,500,000 shares

Common stock to be outstanding after this offering	64,425,685 shares

Use of proceeds	For clinical and preclinical development of existing product candidates, discovery and development of additional product opportunities, capital expenditures and working capital, and other general corporate purposes. See “Use of Proceeds.”

Nasdaq National Market symbol	ZGEN

The number of shares of our common stock to be outstanding immediately after this offering is based on the number of shares outstanding as of June 30, 2005. This number does not include:

•	an aggregate of 11,670,312 shares of common stock subject to outstanding options as of June 30, 2005, under our Amended and Restated 2000 Stock Incentive Plan and our 2001 Stock Incentive Plan, at a weighted average exercise price of $10.43 per share; and

•	an additional 2,635,119 shares of common stock reserved for future stock option grants and restricted stock awards as of June 30, 2005 under our Amended and Restated 2000 Stock Incentive Plan and our 2001 Stock Incentive Plan.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference in this prospectus supplement. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business

We have limited experience in developing products.

We have not yet developed or commercialized any products on our own. Our contributions to the discovery or development of certain therapeutic proteins currently on the market do not indicate that we will be able to successfully develop products alone. Our work relating to these marketed products generally did not include clinical trials or manufacturing, and we did not participate in marketing or other late-stage development or commercialization activities. We have limited experience with product development activities and may not be successful in developing or commercializing any products.

Any failure or delay in commencing or completing clinical trials for product candidates could severely harm our business.

The successful commercialization of any product candidates will depend on regulatory approval in each market in which our collaborators, our licensees or we intend to market the product candidates. Each of our product candidates must undergo extensive nonclinical studies and clinical trials as a condition to regulatory approval. Nonclinical studies and clinical trials are time-consuming and expensive and together take several years to complete, and to date we have not completed the clinical testing of any product candidate on our own. The commencement and completion of clinical trials for our product candidates may be delayed by many factors, including:

•	our inability or the inability of our collaborators or licensees to manufacture or obtain from third parties materials sufficient for use in nonclinical studies and clinical trials;

•	delays in patient enrollment and variability in the number and types of patients available for clinical trials;

•	difficulty in maintaining contact with patients after treatment, resulting in incomplete data;

•	ineffectiveness of product candidates during the clinical trials;

•	unforeseen safety issues or side effects; and

•	governmental or regulatory delays.

It is possible that none of our product candidates, whether developed on our own, with collaborators or by licensees, will complete clinical trials in any of the markets in which we, our collaborators or licensees intend to sell those product candidates. Accordingly, our collaborators, our licensees or we may not receive the regulatory approvals needed to market our product candidates in any markets. Any failure or delay in commencing or completing clinical trials or obtaining regulatory approvals for our product candidates could severely harm our business.

Clinical trials may fail to demonstrate the safety and effectiveness of our product candidates, which could prevent or significantly delay their regulatory approval.

Clinical trials involving our product candidates may reveal that those candidates are ineffective, have unacceptable toxicity or have other unacceptable side effects. In addition, data obtained from tests are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. Likewise, the results of preliminary studies do not predict clinical success, and larger and later-stage clinical trials may not produce the same results as earlier-stage trials. Frequently, product candidates that have shown promising results in early clinical trials have subsequently suffered significant setbacks in later clinical trials. In addition, clinical trials of potential products often reveal that it is not practical or feasible to continue development efforts for these product candidates. For example, in 2004, Celltech Group plc discontinued development of platelet-derived growth factor receptor antibody, a product candidate that Celltech licensed from us. Celltech concluded that the Phase 2 clinical trial results did not justify further development of the product candidate.

We may be unable to satisfy the rigorous government regulations relating to the development and commercialization of our product candidates.

Any failure to receive the regulatory approvals necessary to commercialize our product candidates could severely harm our business. Our product candidates are subject to extensive and rigorous government regulation. The FDA regulates, among other things, the collection, testing, manufacturing, safety, efficacy, potency, labeling, storage, record keeping, advertising, promotion, sale and distribution of therapeutic products. If our potential products are marketed abroad, they will also be subject to extensive regulation by foreign governments. None of our product candidates has been approved for sale in the United States or any foreign market, and we have only limited experience in filing and pursuing applications necessary to gain regulatory approvals.

The regulatory review and approval process, which includes nonclinical studies and clinical trials of each product candidate, is lengthy, expensive and uncertain. Securing FDA approval requires the submission of extensive nonclinical and clinical data and supporting information to the FDA for each indication to establish the product candidate’s safety and effectiveness. The approval process typically takes many years to complete and may involve ongoing requirements for post-marketing studies. In addition, we may not achieve FDA approval of a product candidate even if we have met our internal safety and efficacy criteria and completed clinical trials. Also, any FDA or other regulatory approval of our product candidates, once obtained, may be withdrawn. Government regulation may result in:

•	prohibitions or significant delays in the marketing of potential products;

•	discontinuation of marketing of potential products; and

•	limitations of the indicated uses for which potential products may be marketed.

If we fail to comply with the laws and regulations pertaining to our business, we may be subject to sanctions, including the temporary or permanent suspension of operations, product recalls, marketing restrictions and civil and criminal penalties.

Because we currently have only limited capabilities to manufacture materials for clinical trials and no capability for commercial scale manufacturing, we will have to rely on third parties to manufacture our potential products, and we may be unable to obtain required quantities in a timely manner or on acceptable terms, if at all.

We currently do not have the manufacturing facilities necessary to produce materials for commercial sale, and we have only limited capabilities to produce materials for clinical trials. We intend to rely on collaborators and third-party contract manufacturers and suppliers to produce or provide the quantities of drug materials needed for some of our clinical trials and commercialization of our potential products. We will have to rely on these manufacturers and suppliers to deliver materials on a timely basis and to comply with regulatory requirements, including current GMP regulations enforced by the FDA through its facilities inspection program. These manufacturers and suppliers may not be able to meet our needs with respect to timing, quantity or quality of materials, and may fail to satisfy applicable regulatory requirements with respect to the manufacturing of these materials. In addition, agreements that we have entered into with third-party contract manufacturers in the past contain, and any contracts that we enter into with third-party contract manufacturers in the future may contain, limitations on the quantities of drug materials that such manufacturers will produce, and we may not be able to increase or decrease the supply of drug materials based on unanticipated changes in demand. If we are unable to contract for a sufficient supply of needed materials on acceptable terms, or if we encounter delays in the delivery of materials from, or difficulties in our relationships with, manufacturers, our IND-enabling nonclinical studies and clinical trials may be delayed. Delays in nonclinical studies could postpone the filing of IND applications or the initiation of clinical trials, and delays in clinical trials could postpone the subsequent submission of product candidates for regulatory approval and market introduction.

We may not be successful in developing internal manufacturing capabilities or complying with applicable manufacturing regulations.

We completed construction in 2004 of an expanded research and development facility that includes dedicated pilot-scale GMP manufacturing suites for the production of therapeutic proteins for use in nonclinical and clinical testing. We may be unable to establish the internal manufacturing capabilities necessary to develop our potential products. Therapeutic proteins are often more difficult and expensive to manufacture than other classes of drugs, and the manufacture of therapeutic proteins may not be commercially feasible. Also, we will be required to adhere to rigorous GMP regulations in the manufacture of therapeutic proteins. We will need to hire and train employees to staff our pilot-scale GMP manufacturing suites. These initial manufacturing suites will not provide us with the capability to produce drug materials for commercial sale. To develop this capability we would need to acquire larger manufacturing facilities. If any of our future facilities cannot pass a pre-approval plant inspection, the FDA marketing approval of our product candidates may not be granted. In complying with these regulations and any applicable foreign regulatory requirements, we will be obligated to expend time, money and effort in production, record keeping and quality assurance to ensure that our potential products meet applicable specifications and other requirements. Any failure to comply with these requirements may subject us to regulatory sanctions and delay or interrupt our development and commercialization efforts.

In addition, some of the inventions licensed to us were initially developed at universities or other not-for-profit institutions with funding support from an agency of the United States government. In accordance with federal law, our licensees or we may be required to manufacture products covered by patents in those inventions in the United States, unless we can obtain a waiver from the government on the basis that such domestic manufacturing is not commercially feasible. We have not attempted to secure any such waivers from the government, and do not know if they would be available if sought. If we are unable to obtain such waivers on a timely basis, we might be forced to seek manufacturing arrangements at higher prices, or on otherwise less favorable terms, than might be available to us in the absence of this domestic manufacturing requirement.

Because we will depend on third parties to conduct laboratory tests and clinical trials, we may encounter delays in or lose some control over our efforts to develop product candidates.

We will rely on third parties to design and conduct laboratory tests and clinical trials for us. If we are unable to obtain these services on acceptable terms, we may be unable to complete our product development efforts in a timely manner. Also, because we will rely on third parties for laboratory tests and clinical trials, we may lose some control over these activities or be unable to manage them appropriately, or may become too dependent on these parties. These third parties may not complete the tests or trials on schedule or when we request, and the tests or trials may be methodologically flawed or otherwise defective. Any delays or difficulties associated with third-party laboratory tests or clinical trials may delay the development of our product candidates.

Because we currently have no sales capabilities and limited marketing capabilities, we may be unable to successfully commercialize our potential products.

We currently have no direct sales capabilities and limited marketing capabilities. We expect that in the future we will rely on collaborators or other third parties to market products that we may develop. These third parties may not be successful in marketing our potential products, and we will have little or no control over their marketing efforts. In addition, we may co-promote our potential products or retain marketing rights in North America to these products. If we decide to market products directly, we will need to incur significant additional expenses and commit significant additional management resources to develop effective sales and marketing capabilities. We may be unable to establish these capabilities despite these additional expenditures. In addition, co-promotion or other marketing arrangements with third parties to commercialize potential products could significantly limit the revenues we derive from these products.

Our bioinformatics-based discovery strategy is unproven, and genes or proteins we have discovered may have no commercial value.

We do not know whether our bioinformatics-based therapeutic protein discovery strategy will yield commercially valuable products because we are in the early stages of development. For most of our corporate existence, we relied on exploratory biology to study particular diseases and medical conditions and to find potential treatments. We shifted our emphasis to bioinformatics-based discovery in the mid-1990s. Bioinformatics is the use of high-powered computers, software and analytical tools to interpret DNA sequence data and to assist in identifying those genes and proteins that are likely to play a meaningful role in human health. We use bioinformatics to discover genes and their corresponding proteins in genomic databases, with the goal of developing therapeutic protein-based products based on these discoveries. We have focused our efforts on certain key protein categories, some of which have yielded successful products in the past. Prior successes of other companies in commercializing protein-based products derived from these categories provide no indication that we will be able to establish the medical utility of any therapeutic proteins within these categories beyond those that have already been identified. In addition, some of the protein categories on which we concentrate have not yielded any successful therapeutic protein products or late-stage clinical trial candidates. Research and development efforts we expend on these categories may prove ineffective and may detract from our efforts to discover and develop therapeutic proteins within those categories that have shown more promise. Also, by focusing on specific categories of proteins, we may overlook other therapeutic proteins not contained in these categories that ultimately will be successfully commercialized by others. We have only recently begun clinical testing of our first product candidates discovered through our bioinformatics-based efforts, and we are not aware of any other company that has successfully commercialized products derived from bioinformatics-based research. Our bioinformatics-based strategy may not result in the successful development or commercialization of any products.

The availability of novel genomic data continues to decrease, which negatively affects our ability to discover entirely novel therapeutic proteins.

We have relied on the generation of new genomic data for the discovery of novel genes and proteins. Because the flow of genomic data has slowed, it has become increasingly difficult for us to discover novel genes through the analysis of this data. This decrease in the rate of generation of novel sequence data has impaired our ability to discover entirely novel therapeutic proteins, and we will need to continue to develop approaches to maintain the flow of genes and proteins into our research and development pipeline.

Our patent applications may not result in issued patents, and our competitors may commercialize the discoveries we attempt to patent.

Our pending patent applications covering genes and their corresponding proteins may not result in the issuance of any patents. These applications may not be sufficient to meet the statutory requirements for patentability, and therefore we may be unable to obtain enforceable patents covering the related therapeutic protein-based product candidates we may want to commercialize. In addition, other parties have filed or may file patent applications that cover genes, proteins or related discoveries or technologies similar or identical to those covered in our patent applications. Because patent applications in the United States until recently have been maintained in secrecy until a patent issues, other parties may have filed patent applications on genes or their corresponding proteins before we filed applications covering the same genes or proteins, and we may not be the first to discover these genes or proteins. Any patent applications filed by third parties may prevail over our patent applications or may result in patents that issue alongside patents issued to us, leading to uncertainty over the scope of the patents or the freedom to practice with respect to the claimed inventions.

Third parties may infringe our patents or challenge their validity or enforceability.

Third parties may infringe our patents or may initiate proceedings challenging the scope, validity or enforceability of our patents. The issuance of a patent is not conclusive as to its scope, validity or enforceability. Challenges raised in patent infringement litigation we initiate or in proceedings initiated by third parties may result in determinations that our patents have not been infringed or that they are invalid, unenforceable or otherwise subject to limitations. In the event of any such determinations, third parties may be able to use the discoveries or technologies claimed or described in our patents without paying licensing fees or royalties to us, which could significantly diminish the value of our intellectual property. In addition, enforcing our patents against third parties may require significant expenditures regardless of the outcome of such efforts.

Furthermore, third parties may independently develop intellectual property similar to our patented intellectual property, which could result in, among other things, interference proceedings in the United States Patent and Trademark Office to determine priority of discovery or invention. Interference proceedings could result in the loss of or significant limitations on patent protection for our discoveries or technologies. Responding to interference proceedings or other challenges initiated by third parties may require significant expenditures and divert the attention of our management and key personnel from other business concerns.

We may be subject to patent infringement claims, which could result in substantial costs and liability and prevent us from commercializing our potential products.

Third parties may claim that our potential products or related technologies infringe their patents. Patent litigation is very common in the biopharmaceutical industry, and the risk of infringement claims is likely to increase as the industry continues to expand and as other companies obtain more patents and increase their efforts to discover genes and to develop proteins. Any patent infringement claims or similar legal impediments that might be brought against us may cause us to incur significant expenses, divert the attention of our management and key personnel from other business concerns and, if successfully asserted against us, require us to pay substantial damages. In addition, as a result of a patent infringement suit, we may be forced to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a patent covering a third party’s intellectual property unless that party grants us rights to use its intellectual property. We may be unable to obtain these rights on terms acceptable to us, if at all. Even if we are able to obtain rights to a third party’s patented intellectual property, these rights may be non-exclusive, and therefore our competitors may be able to obtain access to the same intellectual property. Ultimately, we may be unable to commercialize our potential products or may have to cease some of our business operations as a result of patent infringement claims, which could severely harm our business.

Issued patents may not provide us with any competitive advantage or provide meaningful protection against competitors.

Issued patents may not provide us with any competitive advantage. Although we have a number of issued patents, the discoveries or technologies covered by these patents may not have any value. In addition, issued patents may not provide commercially meaningful protection against competitors. Other parties may be able to design around our issued patents or independently develop products having effects similar or identical to our patented product candidates. Some companies are currently attempting to develop therapeutic protein-based products substantially equivalent to products patented by other parties by altering the amino acid sequence within the therapeutic protein-based product and declaring the altered product a new product. It may be easier to develop substantially equivalent versions of therapeutic protein-based products such as monoclonal antibodies and soluble receptors than it is to develop substantially equivalent versions of the proteins with which they interact because there is often more than one antibody or receptor that has the same therapeutic effect. Consequently, any existing or future patents we have that cover monoclonal antibodies or soluble receptors may not provide any meaningful protection against competitors. In addition, the scope of our patents is subject to considerable uncertainty and competitors or other parties may obtain similar patents of uncertain scope. For example, other parties may discover uses for genes or proteins different from the uses covered in our patents, and these other uses may be separately patentable. If another party holds a patent on the use or manufacture of a gene or protein, then even if we hold the patent covering the composition of matter of the gene or protein itself, that other party could prevent us from selling any product directed to such use or using the manufacturing method covered by the other party’s patent. Also, other parties may have patents covering the composition of matter of genes or proteins for which we have patents covering only methods of use or methods of manufacture of these genes or proteins. Furthermore, the patents we hold relating to recombinant human proteins, such as our patents covering rhThrombin, may not prevent competitors from developing, manufacturing or selling other versions of these proteins. Moreover, although we hold patents relating to the manufacture of recombinant human thrombin, we have limited composition of matter patent protection covering thrombin. Accordingly, we may not be able to prevent other parties from commercializing competing forms of recombinant human thrombin or thrombin made through different manufacturing methods.

The patent field relating to therapeutic protein-based products is subject to a great deal of uncertainty, and if patent laws or the interpretation of patent laws change, our competitors may be able to develop and commercialize products based on proteins that we discovered.

The patent protection available for genes, proteins and therapeutic protein-based products is highly uncertain and involves complex legal and factual questions that determine who has the right to develop a particular product. No consistent case law has emerged regarding the breadth of patents in this area. There have been, and continue to be, policy discussions concerning the scope of patent protection that should be awarded to genes and their corresponding proteins. Social and political opposition to patents on genes may lead to narrower patent protection for genes and their corresponding proteins. Patent protection relating to genes and therapeutic protein-based products is also subject to a great deal of uncertainty outside the United States, and patent laws are evolving and undergoing revision in many countries. Changes in, or different interpretations of, patent laws in the United States and other countries may result in our inability to obtain patent protection for genes or proteins we discover or to enforce patents that have been issued to us, and may allow others to use our discoveries to develop and commercialize therapeutic protein-based products.

We expect to incur significant expenses in applying for patent protection and prosecuting our patent applications.

We may fail to secure meaningful patent protection relating to any of our existing or future product candidates, discoveries or technologies despite the expenditure of considerable resources. Our success depends significantly on the establishment of patent protection for the genes, proteins and related technologies we discover or invent. Consequently, we intend to continue our substantial efforts in applying for patent protection and prosecuting pending and future patent applications. These efforts have historically required the expenditure of considerable time and money, and we expect that they will continue to require significant expenditures. If future changes in United States or foreign patent laws complicate or hinder our efforts to obtain patent protection, the costs associated with patent prosecution may increase significantly.

We may be unable to protect our unpatented proprietary technology and information.

In addition to our patented intellectual property, we also rely on unpatented technology, trade secrets and confidential information. We may not be able to effectively protect our rights to this technology or information. Other parties may independently develop equivalent technologies or independently gain access to and disclose substantially equivalent information. Disputes may arise about inventorship and corresponding rights to know-how and inventions resulting from the joint creation or use of intellectual property by us and our corporate partners, licensees, scientific and academic collaborators and consultants. In addition, confidentiality agreements and material transfer agreements we have entered into with these parties and with employees and advisors may not provide effective protection of our technology or information or, in the event of unauthorized use or disclosure, may not provide adequate remedies.

Our plan to use collaborations to leverage our capabilities may not be successful.

As part of our business strategy, we have entered into collaboration arrangements with strategic partners to co-develop product candidates and will continue to evaluate similar opportunities. For our collaboration efforts to be successful, we must identify partners whose competencies complement ours. We must also successfully enter into collaboration agreements with them on terms attractive to us and integrate and coordinate their resources and capabilities with our own. We may be unsuccessful in entering into collaboration agreements with acceptable partners or negotiating favorable terms in these agreements. Also, we may be unsuccessful in integrating the resources or capabilities of these collaborators. In addition, our collaborators may prove difficult to work with or less skilled than we originally expected. If we are unsuccessful in our collaborative efforts, our ability to develop and market product candidates could be severely limited.

We may not be able to generate any revenue from product candidates developed by collaborators or licensees if they are unable to successfully develop those candidates.

We may be unable to derive any value from product candidates developed by collaborators or licensees. Our ability to generate revenues from existing or future collaborations and license arrangements is subject to numerous risks, including:

•	the possibility that our collaborators or licensees lack sufficient financial, technical or other capabilities to develop these product candidates;

•	the length of time that it takes for our collaborators or licensees to achieve various clinical development and regulatory approval milestones;

•	the inability of collaborators or licensees to successfully address any regulatory or technical challenges they may encounter; and

•	the possibility that these product candidates may not be effective or may prove to have undesirable side effects, unacceptable toxicities or other characteristics that preclude regulatory approval or prevent or limit commercial use.

Novo Nordisk and Serono have substantial rights to license proteins we discover, which may limit our ability to pursue other collaboration or licensing arrangements or maximize the benefit from our discoveries.

As part of our separation from Novo Nordisk, we granted Novo Nordisk options to license certain rights to several of our potential therapeutic proteins under an option agreement. Although we generally retain North American rights to the proteins licensed by Novo Nordisk pursuant to this agreement, Novo Nordisk has rights to these proteins in the rest of the world. In addition, under this agreement Novo Nordisk has worldwide rights, including rights in North America, to any licensed proteins that act to generate, expand or prevent the death of insulin-producing beta cells. Novo Nordisk has already licensed five proteins, and it may license other proteins in the future pursuant to this agreement.

In 2004 we entered into a strategic alliance agreement with Serono, pursuant to which we granted Serono options to license certain rights to proteins in our research pipeline. Although we retained the rights to co-develop and co-commercialize the licensed proteins in the United States, Serono has at least half interest in the United States rights and full rights to these proteins outside the United States, subject to the rights of Novo Nordisk under the above described option agreement. Serono has already licensed three proteins as part of the strategic alliance, one of which we have elected to pursue co-development, and Serono may license other proteins in the future pursuant to the strategic license agreement.

Our agreements with Novo Nordisk and Serono may:

•	preclude or delay opportunities to seek other collaborators for our product candidates, due to the fact that we cannot explore other collaboration opportunities relating to proteins subject to the agreements until after Novo Nordisk and/or Serono has decided not to exercise an option with respect to the protein;

•	limit the financial benefits we may derive from product candidates by allowing Novo Nordisk and/or Serono to license proteins in exchange for predetermined payments and royalties and with predetermined cost-sharing arrangements, which payments and royalty rates may be less than, and which cost-sharing arrangements may be less favorable to us than, terms we might otherwise obtain in collaborative or licensing arrangements with other parties;

•	result in Novo Nordisk and/or Serono licensing proteins with the most therapeutic and commercial potential, leaving us with fewer or less desirable product candidates to develop on our own or with other potential collaborators; and

•	prevent us from collaborating with or licensing a product candidate to another company that, by virtue of its particular skills and capabilities, may be a more desirable collaborator or licensing partner for that particular product candidate than Novo Nordisk or Serono.

Environmental and health and safety laws may result in liabilities, expenses and restrictions on our operations.

State and federal laws regarding environmental protection, hazardous substances and human health and safety may adversely affect our business. The use of hazardous substances in our operations exposes us to the risk of accidental releases. If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and fines. Future changes to environmental and health and safety laws could cause us to incur additional expenses or restrict our operations. In addition, the site where our principal headquarters and facilities are located has been listed as a contaminated property by the State of Washington due to its previous use by the City of Seattle as an electricity generating plant. The City of Seattle has agreed to defend us against and indemnify us for any claims that arise from this pre-existing contamination, except to the extent that we caused the claim through our negligence or intentional fault, or to the extent that we contributed to the contamination that is the subject of the claim, caused an increase in the clean-up costs or failed to comply with our obligations under our agreement with the City of Seattle. This indemnity may be insufficient and we may be subject to environmental liabilities or be prohibited from using or occupying some or all of the property as a result of environmental claims.

Financial and Market Risks

We anticipate incurring additional losses and may not achieve profitability.

As of June 30, 2005, we had an accumulated deficit of $332.4 million. We expect to continue to incur increasing losses over the next several years, and we may never become profitable. We are in the early stages of development as an independent company, and it will be a number of years, if ever, before we generate any revenues from our own product sales. Our revenues from existing collaborative and licensing arrangements are insufficient to cover our operating expenses, and we may never generate revenues from these or any future arrangements sufficient to cover these expenses. In addition, we will continue to incur substantial expenses relating to our research and development efforts. We anticipate that these expenses will increase as we focus on the laboratory tests and clinical trials required to obtain the regulatory approvals necessary for the sale of any products. The development of our product candidates will require significant further research, development, testing and regulatory approvals. We may not be able to complete such development or succeed in developing products that will generate revenues that will justify the costs of development.

If we do not obtain substantial additional funding on acceptable terms, we may not be able to continue to grow our business or generate enough revenue to recover our investment in research and development.

Our business does not currently generate the cash needed to finance our operations. We anticipate that we will continue to expend substantial funds on our research and development programs. We expect that these expenditures will increase significantly over the next several years as we continue to hire additional employees and expand our clinical development activities. We will need to seek additional funding through public or private financings, including equity financings, and through other arrangements, including collaborative and licensing arrangements. Poor financial results, unanticipated expenses or unanticipated opportunities that require financial commitments could give rise to additional financing requirements sooner than we expect. However, financing may be unavailable when we need it or may not be available on acceptable terms. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our existing shareholders will be diluted, and these securities may have rights superior to those of our common stock. If we are unable to raise additional funds when we need them, we may be required to delay, scale back or eliminate expenditures for some of our research or development programs. We may also be required to grant rights to third parties to develop and market product candidates that we would prefer to develop and market internally, and such rights may be granted on terms that are not favorable to us. If we were required to grant such rights, the ultimate value of these product candidates to us would be reduced.

Our operating results are subject to fluctuations that may cause our stock price to decline.

Our operating results have fluctuated in the past and are likely to continue to do so in the future. Our revenues are unpredictable and may fluctuate due to the timing of licensing fees or the achievement of milestones under new or existing licensing and collaborative arrangements. In addition, our expenses may fluctuate from quarter to quarter due to the timing of expenses, particularly with respect to contract manufacturing and clinical and nonclinical testing. We believe that period-to-period comparisons of our past operating results are not good indicators of our future performance and should not be relied on to predict our future operating results. For example, for periods prior to 2000, most of our revenues represented payments received from Novo Nordisk for research and development activities we conducted on its behalf. This arrangement terminated in 2000 in connection with our separation from Novo Nordisk. It is possible that in the future our operating results in a particular quarter or quarters will not meet the expectations of securities analysts or investors, causing the market price of our common stock to decline.

Risks Related to Our Industry

Many of our competitors have substantially greater capabilities and resources than we do and may be able to develop and commercialize products before we do.

We may be unable to compete successfully against our current or future competitors. We expect that competition in our field will continue to be intense. We face competition from other entities involved in the research and development of therapeutic proteins, including Genentech, Inc., Human Genome Sciences, Inc., Curagen Corporation and Amgen Inc. We also face competition from entities developing other types of products related to particular diseases, including other biotechnology and pharmaceutical companies. Furthermore, our potential products, if approved and commercialized, may compete against well-established existing therapeutic protein-based products, many of which may be currently reimbursed by government health administration authorities, private health insurers and health maintenance organizations.

Many of our existing and potential competitors have substantially greater research and product development capabilities and financial, scientific, marketing and human resources than we do. As a result, these competitors may:

•	succeed in identifying genes or proteins, or developing therapeutic protein-based products, earlier than we do;

•	obtain approvals for products from the FDA or other regulatory agencies more rapidly than we do;

•	obtain patents that block or otherwise inhibit our ability to develop and commercialize our product candidates;

•	develop treatments or cures that are safer or more effective than those we propose to develop;

•	devote greater resources to marketing or selling their products;

•	introduce or adapt more quickly to new technologies or scientific advances, which could render our discovery technologies obsolete;

•	introduce products that make the continued development of our potential products uneconomical;

•	withstand price competition more successfully than we can;

•	negotiate third-party collaborative or licensing arrangements more effectively than we can; and

•	take advantage of acquisition or other opportunities more readily than we can.

Our product candidates, even if approved by the FDA or foreign regulatory agencies, may not achieve market acceptance among hospitals, insurers or patients.

Our product candidates, even if approved by the FDA or foreign regulatory agencies, may fail to achieve market acceptance, which would impair our ability to become profitable. We believe that market acceptance of our potential products will depend on our ability to provide acceptable evidence of safety, efficacy and limited side effects, our ability to provide these potential products at reasonable prices and the availability of third-party reimbursement for these potential products. In addition, market acceptance depends on the effectiveness of our sales and marketing capabilities. To date, we have no direct sales capabilities and limited marketing capabilities.

If the health care system, reimbursement policies or any other health care related regulations change, the prices of our potential products may fall or our potential sales may decline.

In recent years, officials have made numerous proposals to change the health care system in the United States. These proposals include measures that would limit or prohibit payments for certain medical procedures and treatments or subject the pricing of pharmaceuticals to government control. Government and other third-party payors increasingly have attempted to contain health care costs by limiting both coverage and the level of reimbursement of newly approved health care products. They may also refuse to provide any coverage of uses of approved products for medical indications other than those for which the FDA has granted marketing approval. Governments may adopt future legislative proposals, and federal, state or private payors for health care goods and services may take further action to limit payments for health care products and services. In addition, in certain foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. Any of these factors could limit our ability to successfully commercialize our potential products.

Another factor that may affect the pricing of drugs is the Medicare Prescription Drug Plan legislation—a proposed Congressional action concerning drug reimportation into the United States. This legislation gives additional discretion to the Secretary of Health and Human Services in regard to drug reimportation from foreign countries, including those where drugs are sold at a lower price. If legislation or regulations were passed allowing the reimportation of drugs, a decrease in price for any products we develop may result, leading to a negative impact on our revenues and prospects for profitability.

Negative public opinion and increased regulatory scrutiny of genetic and clinical research may limit our ability to conduct our business.

Ethical, social and legal concerns about genetic and clinical research could result in additional regulations restricting or prohibiting some of our activities or the activities of our suppliers and collaborators. In recent years, federal and state agencies, congressional committees and foreign governments have expressed interest in further regulating the biotechnology industry. More restrictive regulations could delay nonclinical studies or future clinical trials, or prevent us from obtaining regulatory approvals or commercializing any products. In addition, animal rights activists may protest our use of animals in research and development and may attempt to disrupt our operations, which could cause us to incur significant expenses and distract our management’s attention from other business concerns.

The failure to attract or retain key management or other personnel could decrease our ability to discover, develop and commercialize potential products.

We depend on our senior executive officers as well as key scientific, management and other personnel. Only a few of our key personnel are bound by employment agreements, and those with employment agreements are bound only for a limited period of time. Further, we have not purchased key-person life insurance policies for any of our executive officers or key personnel. Competition for scientists and other qualified employees is intense among pharmaceutical and biotechnology companies, and the loss of qualified employees, or an inability to attract, retain and motivate the additional highly skilled employees required for the expansion of our activities, could hinder our ability to discover, develop and commercialize potential products.

We may be required to defend lawsuits or pay damages in connection with alleged or actual harm caused by our product candidates.

We face an inherent business risk of exposure to product liability claims in the event that the use of our product candidates is alleged to have resulted in harm to others. This risk exists in clinical trials as well as in commercial distribution. We may incur significant expenses if product liability lawsuits against us are successful. Although we maintain product liability insurance, our coverage may not be adequate to cover such claims.

Risks Related to This Offering

Our stock price may be volatile.

The market price of our common stock may fluctuate significantly in response to many factors beyond our control, including those described elsewhere in this prospectus supplement, as well as the following:

•	changes in the recommendations of securities analysts or changes in their financial estimates of our operating results;

•	failures in meeting performance expectations of securities analysts or investors;

•	fluctuations in the valuations of companies perceived by securities analysts or investors to be comparable to us; and

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. In particular, there have been high levels of volatility in the market prices of securities of biotechnology companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Certain of our shareholders have significant control of our management and affairs, which they could exercise against other shareholders’ best interests.

Novo Nordisk, together with Warburg Pincus Equity Partners, L.P., beneficially owned an aggregate of approximately 50% of our outstanding common stock as of June 30, 2005. Representatives of these shareholders hold four out of nine seats on our board of directors pursuant to contractual obligations. These shareholders, acting together, have the ability to significantly influence our management and affairs and matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, these shareholders, acting together, may be able to cause a change in control, as well as delay or prevent a change in control. They may also discourage a potential acquirer from making a tender offer or otherwise attempting to effect a change in control, even if such a change in control would benefit our other shareholders.

Provisions in our charter documents could prevent or frustrate any attempts to replace our current board of directors or management by shareholders.

Our articles of incorporation and bylaws contain provisions, such as undesignated preferred stock and prohibitions on cumulative voting in the election of directors, which could make it more difficult for a third party to acquire us without the consent of our board of directors. Also, our articles of incorporation provide for a staggered board, removal of directors only for cause and certain requirements for calling special shareholder meetings. In addition, our bylaws require advance notice of shareholder proposals and nominations and impose restrictions on the persons who may call special shareholder meetings. These provisions may have the effect of preventing or hindering any attempts by our shareholders to replace our current board of directors or management.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated herein by reference, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or the negative of those terms or comparable terminology. Forward-looking statements involve risks and uncertainties, such as our objectives, forecasts, expectations and intentions. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public. Any or all forward-looking statements in this prospectus supplement, in the accompanying prospectus, in the documents incorporated herein by reference and in any other public statements we make may turn out to be wrong. Forward-looking statements reflect our current expectations and are inherently uncertain. Inaccurate assumptions we might make and known or unknown risks and uncertainties can affect the accuracy of our forward-looking statements. Consequently, no forward-looking statement can be guaranteed and our actual results may differ materially. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We expect to receive approximately $118.8 million in net proceeds from the sale of the 6,500,000 shares of common stock offered by us in this offering ($136.7 million if the underwriters exercise their overallotment option in full), at an assumed public offering price of $19.51 per share, after deducting the underwriting discount and estimated offering expenses payable by us.

We expect to use the net proceeds from this offering for clinical and preclinical development of existing product candidates, discovery and development of additional product opportunities, capital expenditures and working capital, and other general corporate purposes. We have not determined the amounts we plan to spend on these areas or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of this offering. Pending their use, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is quoted on The Nasdaq National Market under the symbol “ZGEN.” The following table sets forth, for the periods indicated, the range of high and low closing sale prices of our common stock as reported on The Nasdaq National Market.

	High	Low
Year Ended December 31, 2003
First Quarter	$10.18	$8.03
Second Quarter	16.98	9.00
Third Quarter	16.20	11.36
Fourth Quarter	16.07	12.10
Year Ended December 31, 2004
First Quarter	$19.02	$14.52
Second Quarter	19.00	15.45
Third Quarter	19.29	12.80
Fourth Quarter	24.48	17.03
Year Ended December 31, 2005
First Quarter	$22.69	$15.20
Second Quarter	18.47	15.13
Third Quarter (through July 26, 2005)	20.14	17.12

On July 26, 2005, the closing sale price of our common stock as quoted on The Nasdaq National Market was $19.51 per share. As of June 30, 2005, there were approximately 44 holders of record of our common stock. Because many of these shares are held by brokers and other institutions on behalf of shareholders, we are unable to estimate the total number of shareholders represented by these record holders.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. For the foreseeable future, we intend to retain earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2005:

•	on an actual basis; and

•	on an as adjusted basis to reflect the sale of the 6,500,000 shares of common stock offered by us at an assumed public offering price of $19.51 per share, less the underwriting discount and estimated offering expenses payable by us.

You should read the information in this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

	June 30, 2005
	Actual	As Adjusted
	(unaudited)	(unaudited)
	(in thousands)
Shareholders’ equity:
Common stock, no par value, 150,000,000 shares authorized, 57,925,685 actual shares issued and outstanding at June 30, 2005; 64,425,685 shares issued and outstanding, as adjusted	$574,201	$693,007
Non-voting common stock, no par value, 30,000,000 shares authorized	—	—
Deferred stock compensation	(758)	(758)
Accumulated deficit	(332,380)	(332,380)
Accumulated other comprehensive loss	(917)	(917)

Total shareholders’ equity	240,146	358,952

Total capitalization	$240,146	$358,952

The number of shares in the table above excludes:

•	an aggregate of 11,670,312 shares of common stock subject to outstanding options as of June 30, 2005, under our Amended and Restated 2000 Stock Incentive Plan and our 2001 Stock Incentive Plan, at a weighted average exercise price of $10.43 per share; and

•	an additional 2,635,119 shares of common stock reserved for future stock option grants and restricted stock awards as of June 30, 2005 under our Amended and Restated 2000 Stock Incentive Plan and our 2001 Stock Incentive Plan.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus supplement, the underwriters named below have severally agreed to purchase and we have agreed to sell to them, severally, the respective number of shares of common stock set forth opposite their names below:

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Pacific Growth Equities, LLC
Bear, Stearns & Co. Inc.
Piper Jaffray & Co.

Total	6,500,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement and the accompanying prospectus are subject to the approval of legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ overallotment described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $             per share less than the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters. The total price to the public will be $            , the total underwriting discount will be $             and the total gross proceeds to us will be $            .

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 975,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus supplement, less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement. To the extent that the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of our common stock as the number listed opposite the underwriter’s name in the preceding table bears to the total number of shares of our common stock listed opposite the names of all underwriters in the preceding table. If the overallotment option is exercised in full, the total price to the public would be $            , the total underwriting discount would be $             and the total proceeds to us would be $            .

The estimated offering expenses payable by us are approximately $400,000, not including the underwriting discount, which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock.

We and each of our executive officers and directors, and entities related to Warburg, Pincus Equity Partners, L.P., Novo Nordisk and Serono, have agreed, with exceptions, not to sell or transfer any common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals and entities have agreed not to directly or indirectly:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or file any registration statement with respect to any of the foregoing; or

•	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, whether any such swap or transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the overallotment option. The underwriters can close out a covered short sale by exercising the overallotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the overallotment option. The underwriters may also sell shares in excess of the overallotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing this offering that could adversely affect investors who purchase shares in this offering. In addition, in order to cover any overallotments or to stabilize the price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing our common stock in this offering, if the syndicate repurchases previously distributed shares of our common stock to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

From time to time, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Pacific Growth Equities, LLC, Bear, Stearns & Co. Inc. and Piper Jaffray & Co. and their affiliates have provided, and may in the future provide, investment banking, commercial banking and financial advisory services to us, for which they have in the past received, and may in the future receive, customary fees.

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated holds a non-voting equity interest in Warburg Pincus Partners, LLC, the general partner of Warburg, Pincus Equity Partners, L.P., a shareholder of the Company. Jonathan S. Leff, a general partner of Warburg Pincus & Co., which is the parent company of Warburg Pincus Partners LLC, is one of our directors.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

LEGAL MATTERS

We are being represented by Perkins Coie LLP, Seattle, Washington. Certain legal matters in connection with this offering will be passed on for the underwriters by Latham & Watkins LLP, Menlo Park, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the Commission. These documents may be read and copied at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can get further information about the Public Reference Room by calling 1-800-SEC-0330. The Commission also maintains a website at www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the Commission.

This prospectus supplement is part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act of 1933, as amended. As permitted by the Commission, this prospectus supplement does not contain all the information in the registration statement filed with the Commission. For a more complete understanding of this offering, you should refer to the complete registration statement on Form S-3 that may be obtained from the locations described above. Statements contained in this prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and certain information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents filed by us with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we complete our offering of the securities:

•	our Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Commission on March 14, 2005;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, as filed with the Commission on May 5, 2005;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, as filed with the Commission on July 28, 2005;

•	our Current Report on Form 8-K as filed with the Commission on February 8, 2005;

•	our Current Report on Form 8-K as filed with the Commission on February 11, 2005;

•	our Current Report on Form 8-K as filed with the Commission on April 8, 2005;

•	our definitive Proxy Statement on Schedule 14A, as filed with the Commission on April 20, 2005 in connection with our 2005 annual meeting; and

•	the description of our common stock contained in our registration statement on Form 8-A, as filed with the Commission on January 10, 2002 under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating that description.

Documents incorporated by reference, excluding exhibits, are available from us without charge. You may obtain documents incorporated by reference by requesting them in writing from ZymoGenetics, Inc., 1201 Eastlake Avenue East, Seattle, Washington 98102, Attention: Investor Relations Department, or by calling (206) 442-6600.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 17, 2005

PROSPECTUS

$200,000,000

COMMON STOCK

ZymoGenetics, Inc. may offer shares of its common stock, no par value per share, from time to time. The common stock offered by this prospectus will have an aggregate public offering price of up to $200,000,000.

You should read this prospectus and any prospectus supplement carefully before you invest. We may not use this prospectus to sell securities unless it includes a prospectus supplement.

Our common stock is traded on the Nasdaq National Market under the symbol “ZGEN.” On June 15, 2005, the closing sale price of our common stock as quoted on the Nasdaq National Market was $16.71 per share.

Investing in our securities involves a high degree of risk. See the section entitled “Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price” that appears in our annual report on Form 10-K for the year ended December 31, 2004, as well as the section entitled “ Risk Factors” that appears in any prospectus supplement accompanying this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “Commission”) using a shelf registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the Commission and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

ZYMOGENETICS, INC.

ZymoGenetics is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic proteins for the prevention or treatment of human diseases. We are developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These product candidates span a wide array of clinical opportunities that include bleeding, autoimmune diseases and cancer. We intend to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from our extensive patent portfolio.

We were incorporated in the State of Washington on June 22, 1981. Our principal executive offices are located at 1201 Eastlake Avenue East, Seattle, Washington 98102. Our telephone number is (206) 442-6600. Our web site is www.zymogenetics.com. Information contained on our web site does not constitute a part of this prospectus. Unless the context requires otherwise, in this prospectus the terms “ZymoGenetics,” “we,” “us” and “our” refer to ZymoGenetics, Inc. In addition, references to “Novo Nordisk” include references to Novo A/S, Novo Nordisk A/S, Novo Nordisk, Inc., Novo Nordisk of North America, Inc., Novo Nordisk Pharmaceuticals, Inc., Novo Nordisk Biotech Holdings, Inc., Novo Industri A/S, Novozymes A/S and Novo Nordisk A/S, Enzymes Business. “ZYMOGENETICS” is a registered trademark of ZymoGenetics. This prospectus also includes trademarks, trade names and service marks of other companies. Use by us of other parties’ trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, these other parties.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus, in any prospectus supplement and in the documents incorporated by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or the negative of those terms or comparable terminology. Forward-looking statements involve risks and uncertainties, such as our objectives, forecasts, expectations and intentions. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public. Any or all forward-looking statements in this prospectus, in any prospectus supplement, in the documents incorporated herein by reference and in any other public statements we make may turn out to be incorrect. Forward-looking statements reflect our current expectations and are inherently uncertain. Inaccurate assumptions we might make and known or unknown risks and uncertainties can affect the accuracy of our forward-looking statements. Consequently, no forward-looking statement can be guaranteed and our actual results may differ materially.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to review any further disclosures we make on related subjects in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The section entitled “Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price” that appears in our annual report on Form 10-K for the year ended December 31, 2004, as well as the section entitled “Risk Factors” that appears in any prospectus supplement accompanying this prospectus, describe some, but not all, of the factors that could cause our actual results to differ materially from expected and historical results.

USE OF PROCEEDS

Unless otherwise indicated in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of the offered securities for clinical and preclinical development of existing product candidates, discovery and development of additional product opportunities and working capital and other general corporate purposes. Pending use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue up to 180,000,000 shares of common stock, no par value, and non-voting common stock, no par value, of which 150,000,000 shares are designated as common stock and 30,000,000 shares are designated as non-voting common stock. In addition, we are authorized to issue up to 30,000,000 shares of preferred stock, no par value. The following summary of some of the provisions of the common stock, preferred stock and non-voting common stock is not complete and may not contain all the information you should consider before investing in the common stock. You should read carefully our articles of incorporation and bylaws.

Common Stock

As of April 26, 2005, there were 57,808,556 shares of common stock outstanding, held of record by 44 shareholders. The holders of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Subject to the preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends our board of directors declares out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of common stock, together with any holders of non-voting common stock, are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

Of the 30,000,000 shares of authorized preferred stock, an aggregate of 6,539,768 shares were previously issued as Series A and Series B mandatorily redeemable convertible preferred stock, which shares subsequently converted into common stock upon completion of our initial public offering. Pursuant to our articles of incorporation, our board of directors has the authority, without further action by the shareholders, to issue up to the remaining 23,460,232 shares of authorized preferred stock in one or more series. Our board of directors also has the authority to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of any preferred stock issued, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock and the non-voting common stock. Our board of directors, without shareholder approval, may issue preferred stock with voting, conversion or other rights that are superior to the voting and other rights of the holders of common stock. Preferred stock could thus be issued with terms that could delay or prevent a change in control of ZymoGenetics or make removal of management more difficult. In addition, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. We have no plans at this time to issue any preferred stock.

Non-Voting Common Stock

Of the 30,000,000 shares of common stock designated as non-voting common stock, an aggregate of 9,100,800 shares were previously issued to our former parent, Novo Nordisk, which shares of non-voting common stock subsequently converted into common stock. Currently there is no non-voting common stock outstanding. Our board of directors has the authority to issue up to the remaining 20,899,200 shares of authorized non-voting common stock. Except as otherwise required by law, the holders of non-voting common stock are not entitled to notice of, or to vote at, any meeting of our shareholders or to vote upon any matter relating to our business or affairs. Subject to the preferences of any outstanding shares of preferred stock, the holders of non-voting common stock are entitled to receive ratably any dividends our board of directors declares out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of non-voting common stock, together with the holders of common stock, are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of non-voting common stock have no preemptive rights. There are no redemption or sinking fund provisions applicable to the non-voting common stock. Shares of non-voting common stock that are converted into common stock will not be reissued as non-voting common stock.

Shareholders’ Agreement

Certain of our current directors were elected pursuant to a shareholders’ agreement, effective November 10, 2000. Pursuant to this agreement, we will nominate and Novo Nordisk will vote its shares in favor of two directors designated by Warburg, Pincus Equity Partners, L.P. and certain of its affiliates as long as Warburg, Pincus Equity Partners and these affiliates continue to hold at least 75% of the shares of our common stock issued to Warburg, Pincus Equity Partners and these affiliates upon conversion of our Series B preferred stock at the time of our initial public offering, or one director if Warburg, Pincus Equity Partners and these affiliates continue to hold at least 50% of these shares. Similarly, we will nominate and Warburg, Pincus Equity Partners and certain of its affiliates will vote its shares in favor of two directors designated by Novo Nordisk as long as Novo Nordisk, together with its affiliates, continues to hold at least 75% of the total number of shares of common stock held as of November 10, 2000 together with those shares of common stock resulting from the conversion of our Series A preferred stock, or one director if Novo Nordisk continues to hold at least 50% of these shares of common stock.

In addition, for a period of seven years after the date of the shareholders’ agreement, neither Novo Nordisk nor its affiliates may acquire beneficial ownership of any shares of our common stock if, as a result of such acquisition, Novo Nordisk and its affiliates would beneficially own more than 49% of our outstanding voting securities. Novo Nordisk’s restriction on acquisition of shares does not apply to any acquisition that is approved by a majority of the members of our board of directors (not including any designees or affiliates of Novo Nordisk).

Registration Rights

Pursuant to an investors’ rights agreement, certain holders of our common stock are entitled to registration rights under the Securities Act of 1933, as amended (the “Securities Act”), with respect to their shares of common stock if we propose to register any of our common stock. Such holders are entitled to notice of the registration and to include shares of common stock in the registration at our expense. In addition, such holders are entitled to require us to file a registration statement under the Securities Act at our expense. Furthermore, such holders may require us to file additional registration statements on Form S-3 at our expense. All of these registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and our right to decline to effect such a registration if the anticipated aggregate offering price in such registration is below a minimum amount.

Antitakeover Effects of Certain Provisions of Articles of Incorporation, Bylaws and Washington Law

Issuance of Preferred Stock. As noted above, our board of directors, without shareholder approval, has the authority under our articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult.

Election and Removal of Directors. Our articles of incorporation provide for the division of our board of directors into three classes, as nearly equal in number as possible, with the directors in each class serving for three-year terms, and one class being elected each year by our shareholders. In addition, our directors may be removed only for cause. Because this system of electing and removing directors generally makes it more difficult for shareholders to replace a majority of our board of directors, it may discourage a third party from making a tender offer or otherwise attempting to gain control of us and may help maintain the incumbency of our board of directors.

Shareholder Meetings. Our articles of incorporation provide that our shareholders may call a special meeting only upon the request of holders of at least 25% of the outstanding shares entitled to vote at such meeting. Additionally, our board of directors, the chairman of the board, the Chief Executive Officer and the President each may call special meetings of shareholders.

Requirements for Advance Notification of Shareholder Nominations and Proposals. Our bylaws contain advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof.

Washington Law. Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. The Washington Business Corporation Act generally prohibits a “target corporation” from engaging in certain significant business transactions with an “acquiring person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of the acquisition. Such prohibited transactions include, among other things,

•	a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; or

•	allowing the acquiring person to receive any disproportionate benefit as a shareholder.

After the five-year period, a “significant business transaction” may occur if it complies with “fair price” provisions specified in the statute. A corporation may not “opt out” of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of our company.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Nasdaq National Market Listing

Our common stock is quoted on the Nasdaq National Market under the symbol “ZGEN.”

PLAN OF DISTRIBUTION

We may sell the offered securities to or through underwriters or dealers, through agents, directly to other purchasers, or through a combination of these methods. We may distribute securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices at the time of sale; or

•	negotiated prices.

The applicable prospectus supplement will describe the specific terms of the offering of the securities, including:

•	the name or names of any underwriters, and, if required, any dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and commissions and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in a sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The applicable prospectus supplement will set forth the underwriter or underwriters with respect to a particular underwritten offering of securities and, if an underwriting syndicate is used, the managing underwriter or underwriters will be stated on the cover of the prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased.

In connection with underwritten offerings of securities, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

If a dealer is used in the sale of any of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the applicable prospectus supplement the name of the dealer and the terms of any such transactions.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth the terms of any such transactions. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. To the extent required, the applicable prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process used.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We may provide indemnification to underwriters, dealers, agents and others who participate in the distribution of the securities with respect to some liabilities, including liabilities arising under the Securities Act, and provide contribution with respect to payments that they may be required to make in connection with such liabilities.

If indicated in the applicable prospectus supplement, we may authorize underwriters or agents to solicit offers by specific institutions to purchase the securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

In all cases, we must approve the contracting institutions. The obligations of any purchaser under any payment and delivery contract will be subject to the condition that the purchase of the securities is not, at the time of delivery, prohibited by applicable law.

If any of the securities are sold to or through underwriters, the underwriters may make a market in those securities, as permitted by applicable laws and regulations. No underwriter is obligated, however, to make a market in those securities, and any market-making that is done may be discontinued at any time at the sole discretion of the underwriters. No assurance can be given as to the liquidity of, or trading markets for, any of the securities.

Some of the underwriters, dealers or agents, or their affiliates, may engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the common stock will be passed on for ZymoGenetics by Perkins Coie LLP, Seattle, Washington.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the Commission. These documents may be read and copied at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can get further information about the Public Reference Room by calling 1-800-SEC-0330. The Commission also maintains a web site at www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the Commission.

This prospectus is part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act. As permitted by the Commission, this prospectus does not contain all the information in the registration statement filed with the Commission. For a more complete understanding of this offering, you should refer to the complete registration statement on Form S-3 that may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents filed by us with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we complete our offering of the securities:

•	our Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Commission on March 14, 2005;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, as filed with the Commission on May 5, 2005;

•	our Current Report on Form 8-K as filed with the Commission on February 8, 2005;

•	our Current Report on Form 8-K as filed with the Commission on February 11, 2005;

•	our Current Report on Form 8-K as filed with the Commission on April 4, 2005;

•	our definitive Proxy Statement on Schedule 14A, as filed with the Commission on April 20, 2005 in connection with our 2005 annual meeting; and

•	the description of our common stock contained in our registration statement on Form 8-A, as filed with the Commission on January 10, 2002 under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating that description.

Documents incorporated by reference, excluding exhibits, are available from us without charge. You may obtain documents incorporated by reference by requesting them in writing from ZymoGenetics, Inc., 1201 Eastlake Avenue East, Seattle, Washington 98102, Attention: Investor Relations Department, or by calling (206) 442-6600.

6,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Pacific Growth Equities, LLC

Bear, Stearns & Co. Inc.

Piper Jaffray

                    , 2005